EXHIBIT 10.1

FaZe Holdings Inc.

EMPLOYMENT AGREEMENT – CHRISTOPH PACHLER

This Employment Agreement (the “Agreement”) is entered into on a mutually agreed upon date no later than October 3, 2022 by and between FaZe Holdings Inc., a Delaware corporation (the “Company”), and Christoph Pachler (the “Executive”).

WHEREAS, Company wishes to employ the Executive as its Chief Financial Officer and the Executive agrees to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.        Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2.        Term of Employment. The initial term under this Agreement shall begin on the Effective Date and continue until the third anniversary thereof, unless terminated earlier pursuant to Section 6 hereof (the “Initial Term”). The Agreement, thereafter, shall automatically be renewed for successive one (1) year periods (each a “Subsequent Term”) (together with the Initial Term, the “Term of Employment”) on the same terms and conditions as applied during the Initial Term hereof, unless either party hereto gives written notice of its intent not to renew this Agreement (“Non-Renewal Notice”) at least thirty (30) days prior to the expiration of the Initial Term or any Subsequent Term or unless earlier terminated in accordance with Section 6 hereof.

3.        Executive’s Duties and Obligations.

(a)         Duties. The Executive shall serve as the Company’s Chief Financial Officer. The Executive shall perform all of the functions, and have of the authority, that are consistent with such position, as determined by the Company. The Executive shall report directly to the Company’s CEO and shall be subject to reasonable policies established by the Company.

(b)         Location of Employment. The Executive’s principal place of business shall be at the Company’s office in Los Angeles, CA. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties may require frequent travel.

(c)         Ancillary Agreements. In consideration of the covenants contained herein, the Executive shall execute concurrently with the execution of this Agreement, and agrees to be bound by, the Company’s (i) Proprietary Information Protection and, Inventions Assignment Agreement (the “Confidentiality Agreement”), (ii) Assumption of Risk & Release of Liability for Hazardous Activities Agreement, (iii) Dispute Resolution Agreement, and (iv) Image Release Form, each of which is attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including, without limitation, covenants not to use confidential and proprietary information to solicit employees and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidential and assignment of the Company’s proprietary information. The Executive’s obligations under the Confidentiality Agreement and the other agreements attached hereto in Exhibit B shall survive the Term of Employment.

4.        Devotion of Time to the Company’s Business; Employee Representations.

(a)         Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of the Executive’s business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use the Executive’s reasonable best efforts to perform the duties properly assigned to the Executive hereunder and to promote the interests of the Company.

(b)         Other Activities. Executive may serve on corporate, civic or charitable boards or committees with the prior approval of the Board, which approval shall not be unreasonably withheld, deliver lectures, fulfill speaking engagements and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of the Executive’s duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company.

(c)         Employee Representations. Executive represents and warrants that he is not subject to any employment, non-competition, non-solicitation or non-disclosure agreement that would affect his ability to be employed with the Company. In the event that he is in possession of any confidential non-public information by virtue of any prior employment, he further represents and warrants that he will not engage in any activity that is inconsistent with the rights of such prior employer which could subject the Company to liability.

5.        Compensation and Benefits.

(a)         Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $375,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

(b)         Discretionary Annual Bonus. The Company shall pay the Executive an annual discretionary cash bonus (“Annual Bonus”) during the Term of Employment, dependent on Company financial and individual performance. During the first quarter of each Fiscal Year beginning after the Executive’s employment commencement date, the Compensation Committee of the Board (the “Compensation Committee”) shall establish threshold and target performance goals for the earning of an Annual Bonus for such Fiscal Year. The Executive will have each Fiscal Year an Annual Bonus target of 100% of Base Salary, with a maximum opportunity of 200% of Base Salary dependent on Company financial and individual performance. If 75% of both Company and individual target performance goals for a Fiscal Year are met, the Annual Bonus for such Fiscal Year shall not be less than 50% of the Executive’s bonus target. At the conclusion of the Fiscal Year the Compensation Committee will review performance relative to the performance goals and if the Compensation Committee determines that the Executive is eligible to earn an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to the Executive on or before March 15 of the year following the end of the year for which the Annual Bonus is earned. The Annual Bonus will be pro-rated 50% for the first Fiscal Year of employment. Except as provided in Section 6 hereof and notwithstanding anything in the foregoing provisions of this Section 5(b), the Executive will not be eligible to earn an Annual Bonus or any Minimum Bonus for a Fiscal Year unless the Executive remains in continuous employment with the Company through the date on which such Annual Bonus is paid.

(c)         Equity Awards. The Company shall grant to the Executive Equity Awards from time to time in the sole discretion of the Board (or, as applicable, Compensation Committee).

(i)

The Company shall recommend to the Board that the Executive be granted a sign-on Equity Award of 20,000 restricted stock units under the Equity Plan, subject to time-based vesting, with 50% vesting on the first anniversary of the vesting commencement date (to be specified in the relevant award agreement) and the remaining 50% vesting on the second anniversary of the vesting commencement date, subject to the Executive’s continued employment.

(ii)

The Company shall recommend to the Board that the Executive be granted an additional Equity Award of 500,000 restricted stock units under the Equity Plan, with the following vesting terms: (i) 166,667 restricted stock units subject to time-based vesting, with 50% vesting on the first anniversary of the vesting commencement date (to be specified in the relevant award agreement) and the remaining 50% vesting on the second anniversary of the vesting commencement date, subject to the Executive’s continued employment; (ii) 166,667 restricted stock units subject to vesting based on achievement of Company performance goals measured on a Fiscal Year basis, as well as the Executive’s continued employment, with 50% vesting on the first anniversary of the vesting commencement date and 50% vesting on the second anniversary of the vesting commencement date, in each case only to the extent the Company performance goals have been met as of such applicable vesting date; and (iii) 166,666 restricted stock units subject to vesting based on achievement of individual performance goals measured on a Fiscal Year basis, as well as the Executive’s continued employment, with 50% vesting on the first anniversary of the vesting commencement date and 50% vesting on the second anniversary of the vesting commencement date, in each case only to the extent the individual performance goals have been met as of such applicable vesting date.

(iii)

All Equity Awards will be subject to the terms of the Equity Plan and such other terms and conditions as determined by the Board in its sole discretion and set forth in a separate Equity Award agreement. In the event of any conflict between the terms of the terms of an Equity Award agreement and the terms of this Agreement, the terms of the Equity Award agreement will govern.

(d)         Benefits. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees in accordance with the terms of such plans on substantially the same basis that such benefits are provided to such senior executives at a similar level to that of the Executive or to other full-time employees (including, without limitation, a 401(k) retirement plan, medical, dental, flexible spending account, commuter benefits, hospitalization, vision, short-term and long-term disability, and life insurance, accidental death and dismemberment protection, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Section 3(d) of the Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements and the Company reserves the right to amend, modify or terminate any such fringe or employee benefit plan.

(e)         Vacations. During the Term of Employment, the Executive shall be entitled to paid time off in accordance with the Company’s Flexible Vacation Policy for US Exempt Employees.

(f)         Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company. The Executive will obtain written consent from the Company’s CEO prior to incurring any single expense in excess of $5,000.

6.        Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a)         Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b)         Disability. If the Executive is Disabled, to the extent permissible under applicable law, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6(b), the Executive’s employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

(c)         Termination by the Executive Without Good Reason. The Executive may terminate the Executive’s employment for any reason other than Good Reason, in which case the Executive agrees to deliver written notice to the Company at least thirty (30) days prior to the Executive’s Date of Termination.

(d)         Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates the Executive’s employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

(e)         Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive.

(f)         Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause upon delivery of written notice to the Executive; however, if termination for Cause is based on any act or omission that constitutes Cause under Exhibit A (i) or (ii), below, the Company may terminate Executive only after providing Executive with at least thirty (30) days’ notice of its intent to terminate Executive for Cause and permitting Executive the right, either individually or through his counsel, to present evidence to the contrary to the Company. If, following the notice period and Executive’s right to present evidence, the Company determines that Executive’s employment should be terminated for Cause, Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.

(g)         Termination by the Company or Executive Due to Non-Renewal of the Agreement. The Executive’s employment shall terminate automatically on the last day of the then-applicable term after either party gives the Non-Renewal Notice in line with Section 2.

7.        Compensation and Benefits Payable Upon of Termination of Employment.

(a)         Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or the Executive’s estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through the Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through the Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company (including any vested rights the Executive may have to outstanding Equity Awards pursuant to the terms of such Equity Awards). Except as provided in Section 7(b) or (c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following the Date of Termination.

(b)         Termination of Employment Due to Death or Disability During the Initial Term or any Subsequent Term. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to death or Disability during the Initial Term or any Subsequent Term and, in the case of Disability, the Executive returns an executed Release (as defined below) to the Company, which becomes final, binding and irrevocable within the Release Period (as defined below), the Executive (or the Executive’s estate following the Executive’s death) shall receive:

(i)

the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to the Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(ii)

provided the Executive elects within thirty (30) days of the Date of Termination to obtain continuation group health insurance coverage under COBRA, and subject to Executive’s substantiation of his COBRA expenses, reimbursement of the COBRA premiums paid by the Executive for continuation of the coverage in effect at the Date of Termination for the Executive and the Executive’s spouse and dependents under the Company’s group health, dental and vision plans for the lesser of twelve (12) months or the maximum COBRA continuation period.

(c)         Termination of Employment by the Company without Cause or by the Executive for Good Reason During the Initial Term or any Subsequent Term. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive for Good Reason during the Initial Term or any Subsequent Term, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within seventy (70) days following the Executive’s Date of Termination in accordance with Section 8 (the “Release Period”), the Executive (or the Executive’s estate following the Executive’s death) shall receive:

(i)

the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to the Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company;

(ii)

the Executive’s Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance, payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company and no later than the deadline set forth in Section 5(b) above;

(iii)	if the Executive’s Date of Termination does not occur during the Post-Change in Control Period:

A.

continued payment of the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for twelve (12) months following the Date of Termination; and

B.

provided the Executive elects within thirty (30) days of the Date of Termination to obtain continuation group health insurance coverage under COBRA, and subject to Executive’s substantiation of his COBRA expenses, reimbursement of the COBRA premiums paid by the Executive for continuation of the coverage in effect at the Date of Termination for the Executive and the Executive’s spouse and dependents under the Company’s group health, dental and vision plans for the lesser of twelve (12) months or the maximum COBRA continuation period; and

(iv)	if the Executive’s Date of Termination occurs during the Post-Change in Control Period:

A.

a lump sum payment upon the Date of Termination in an amount equal to the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) for twelve (12) months; and

B.

provided the Executive elects within thirty (30) days of the Date of Termination to obtain continuation group health insurance coverage under COBRA, and subject to Executive’s substantiation of his COBRA expenses, reimbursement of the COBRA premiums paid by the Executive for continuation of the coverage in effect at the Date of Termination for the Executive and the Executive’s spouse and dependents under the Company’s group health, dental and vision plans for the lesser of twelve (12) months or the maximum COBRA continuation period.

Notwithstanding the foregoing, no payment that is otherwise required to be paid to the Executive pursuant to Section 7(b) or this Section 7(c) before the Release becomes final, binding and irrevocable shall be paid to the Executive until the Release becomes final, binding and irrevocable; further, if the Company cannot provide the post-termination COBRA coverage under Section 7(b)(ii), Section 7(c)(iii)(B) or Section 7(c)(iv)(B) without adverse tax consequences to the Company or the Executive or for any other reason, then the Company will, in lieu of such post-termination coverage, pay the Executive a taxable monthly amount equal to the COBRA premiums payable for the Executive’s group health insurance coverage as of the Date of Termination, which payment shall be made in substantially equal monthly installments over the twelve (12) month period following the Date of Termination (or the remaining portion thereof). In addition, if the Executive materially breaches this Agreement or the Executive’s Confidentiality Agreement, then the Company’s continuing obligations under Section 7(b) and Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

(d)         Termination by the Company or Executive Due to Non-Renewal. If the Executive’s employment ends by virtue of non-renewal of the Agreement where the Company or Executive has provided the Non-Renewal Notice in accordance with Section 2, Executive will be entitled to compensation and benefits payable under Section 7(a) above only.

8.        Release. As a condition of receiving the compensation and benefits described in Section 7(b) and Section 7(c), Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (a) claims based on breach of the Company’s obligations to pay the earned compensation and benefits described in Sections 5 or 7 of this Employment Agreement, (b) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (c) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within ten (10) business days following the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or due to Disability, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act, if applicable. The compensation and benefits described in Section 7(b) and Section 7(c) will not be paid to the Executive if the Executive fails to execute the Release within the Release Period or if the Executive revokes the Release within the applicable revocation period set forth in such Release.

9.          Indemnification. The Company shall indemnify Executive to the fullest extent provided by the Company’s bylaws. Additionally, Executive shall be covered by such Directors and Officers insurance coverage as then in effect by the Company.

10.        Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

11.        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, with a copy to the email address listed below, addressed as follows:

If to the Board or the Company:

FaZe Holdings Inc.

Attention: Lee Trink, CEO

720 N. Cahuenga Boulevard

Los Angeles, CA 90038

Email: to LT@FaZeClan.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

12.        Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

13.        Miscellaneous.

  (a)         Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California without regard to the application of choice of law rules and the federal courts and/or state courts of the State of California, County of Los Angeles shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and Executive consents to such jurisdiction and venue.

(b)         Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise, including but not limited to the Prior Agreement.

(c)         Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)         Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f)         Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 13(e) in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or the Executive’s estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g)         Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h)         Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i)         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

(j)         Work Eligibility. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of their first day of work. To assist the Company in complying with this requirement, the Executive shall bring appropriate documents with him on his first day.

14.        Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 14 shall be paid or reimbursed to the Executive in a lump sum (without interest), and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(b) or (c)) provided for under this Agreement constitutes taxable income to the Executive for federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, any severance payments to which the Executive may be entitled shall be paid or commence on the first regularly scheduled payroll date that occurs in the second calendar year and that is after the Executive’s execution and non-revocation of the Release.

15.        Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on 8/25/2022                        .

FAZE HOLDINGS INC.

By:	/s/ Lee Trink
Name:	Lee Trink
Title:	CEO

EXECUTIVE

/s/ Christoph Pachler

Christoph Pacher

EXHIBIT A

(a)        “Annual Bonus” shall have the meaning set forth in Section 5(b)(ii) of the Employment Agreement.

(b)        “Base Salary” shall have the meaning set forth in Section 5(a) of the Employment Agreement.

(c)        “Board” means the Board of Directors of the Company.

(d)        “Cause” means one or more of the following:

(i)	the Executive’s willful and continuous failure to perform the Executive’s essential duties hereunder or the lawful directives of the Board and the CEO (other than as a result of illness or injury);

(ii)

the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties hereunder that directly could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iii)

the conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iv)	the Executive’s material breach of the Executive’s obligations under the Confidentiality Agreement;

(v)

the Executive’s material violation of the Company’s written policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company; or

(vi)

the Executive’s commission of any willful acts of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company.

(e)        “CEO” means the Company’s chief executive officer.

(f)        “Change in Control” shall have the meaning set forth in the Equity Plan; provided that a Change of Control shall not include the transaction(s) contemplated by that certain Agreement and Plan of Merger dated October 24, 2021, as amended, between the Company and B. Riley Principal 150 Merger Corp.

(g)        “Change in Control Date” means any date after the date hereof on which a Change in Control occurs.

(h)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i)         “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(j)         “Confidentiality Agreement” means the Proprietary Information and Invention Assignment Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, or to use confidential or proprietary information to solicit employees, consultants, independent contractors, gamers, talent, and business partners of the Company to reduce or cease doing business with the Company).

(k)         “Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to the Executive’s death.

(l)         “Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing the Executive’s duties and obligations under this Agreement, with or without a reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for the greater of (i) 180 days (whether or not consecutive) within any twelve (12) consecutive month period, or (ii) any period in excess of any protected leave to which Executive is entitled to under applicable law.

(m)       “Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Company to the Executive whether pursuant to the terms of the Equity Plan or otherwise.

(n)         “Equity Plan” means the FaZe Holdings Inc. 2022 Omnibus Incentive Plan, as amended from time to time.

(o)         “Fiscal Year” means the fiscal year of the Company, which is the calendar year.

(p)         “Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

I.

the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in title, authority, duties or responsibilities or any other action which results in a material diminution in such title, authority, duties or responsibilities (excluding a reduction in title, authority, duties or responsibilities solely by virtue of the Company being acquired and made part of, or operated as a subsidiary of, a larger company or organization as a result of a Change in Control, so long as such new title, authority, duties and responsibilities are reasonably commensurate with the Executive’s title, authority, duties and responsibilities, then-existing immediately prior to the Change in Control);

II.	any reduction in the Executive’s Base Salary;

III.

the relocation of the Executive’s principal place of work without the Executive’s written consent to a location that increases the Executive’s one-way commute from the Executive’s residence at the time such relocation becomes effective by more than ninety (90) minutes (provided that Executive’s relocation of his own home office or travel required by the Company in the performance of Executive’s duties under this Agreement shall not constitute a “relocation”);

IV.

the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within thirty (30) days after a Change in Control; or

V.

any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in the Executive’s capacity as an officer, director or employee of the Company;

VI.	an uncured material breach of this Agreement by the Company.

(q)         “Post-Change in Control Period” means the period beginning on the Change in Control Date and ending twenty-four (24) months after the date of the related Change in Control.

(r)         “Release” shall have the meaning set forth in Section 8 of the Employment Agreement.

EXHIBIT B

(1) PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(2) ASSUMPTION OF RISK & RELEASE OF LIABILITY FOR HAZARDOUS ACTIVITIES

(3) DISPUTE RESOLUTION AGREEMENT

(4) IMAGE RELEASE FORM

B-1